AMENDMENT TO OFFER LETTER

This Amendment to Offer Letter is made and entered into this 14th day of May 2009 by and between Rackspace US, Inc. (the "Company") and John Lionato ("Lionato").

WHEREAS, Lionato's offer letter from the Company dated April 3, 2008 ("Offer Letter") sets forth certain severance obligations in the event of a termination without Cause or resignation for Good Reason any time prior to one year from Lionato's start date; and

WHEREAS, the Compensation Committee of the Board of Directors has determined to extend such period until December 31, 2009.

NOW THEREFORE, for and in consideration of the premises, and other good and valuable consideration, the parties agree as follows:

    Defined terms used herein and otherwise not defined herein shall have the meanings as set forth in the Offer Letter.

    Section 7 of the Offer Letter is amended to read in full as follows:

    Severance Benefit. If you are terminated without Cause or resign for Good Reason at any time prior to December 31, 2009, in addition to any accrued but unpaid Base Salary, accrued vacation and unpaid business expense reimbursements (the "Accrued Obligations") the Company agrees to provide severance payment in the amount of $330,000 payable in twelve equal monthly installments. Upon termination of employment for any other reason, including in the event of your death or disability, the Company's obligation shall be limited to the Accrued Obligations.

For purposes of this Agreement, the term "Cause" shall mean (a) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an affiliate, (b) gross negligence or willful misconduct with respect to the Company or an affiliate. The Board of Directors of Parent or its delegate, in its absolute discretion, shall determine the effect of all matters and questions relating to whether you have been discharged for Cause. "Good Reason" shall mean and will be deemed to exist if, without your consent, (a) you suffer a material diminution in your duties, responsibilities or effective authority or any adverse changes in your title or position, (b) you suffer a reduction of Base Salary, (c) the Company fails to pay any earned compensation or to provide for your vested benefits when due and payable, or (d) any material breach of this offer letter; provided, however, that (i) you must provide written notification of your intention to resign within 60 days after you know of the event or condition giving rise to Good Reason; (ii) such event or condition is not corrected, in all material respects by the Company within 30 days of its receipt of such notice; and (iii) you actually resign your employment with the Company not more than 30 days following the expiration of such 30-day period.

This Amendment to Offer Letter is executed as of the date first written above:
RACKSPACE US, INC. By: /s/ Wayne Roberts____________________ Wayne Roberts, Vice President, HR	/s/ John Lionato_____________________ John Lionato